UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2011

LIGHTYEAR NETWORK SOLUTIONS, INC.
 (Exact name of registrant as specified in Charter)

Nevada	000-32451	91-1829866
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

1901 Eastpoint Parkway
Louisville, Kentucky 40223
(Address of Principal Executive Offices)

502-244-6666
 (Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On February 26, 2011, Lightyear Network Solutions, Inc. (the “Company”) did not meet the third milestone (“Milestone #3”) included in warrants (the “Milestone Warrants”) issued to investors (“Investors”) as part of equity units sold between June 28, 2010 and September 29, 2010.  The Company issued the Milestone Warrants in transactions previously disclosed on Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 1, 2010, July 16, 2010, August 5, 2010 and October 7, 2010.

Milestone Warrants vest at such times as the Company fails to achieve certain stated financial or strategic targets (each a “Milestone,” and collectively, the “Milestones”). If the Company fails to meet a particular Milestone, the Milestone Warrant becomes immediately exercisable with respect to the number of shares associated with that Milestone.  Milestone #3 required the Company, no later than February 26, 2011, to execute a definitive agreement to acquire one or more additional telecom companies representing an aggregate minimum of $30 million in annual gross revenue (2009) on terms equating to a revenue multiple of not more than 0.50.

By their terms, Milestone Warrants which vest after January 31, 2011 are automatically exercised on a cashless basis, and, upon exercise, the Company must issue shares of Company common stock, $0.001 par value per share, related to such exercised warrants within 10 calendar days.  As a result of the Company’s failure to satisfy Milestone #3 and the vesting and exercise of Milestone Warrants related thereto, the Company will issue 445,564 shares of common stock to Investors no later than March 8, 2011.

A form of Milestone Warrant is attached as Exhibit 4.3 to the Company’s Form 8-K dated July 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTYEAR NETWORK SOLUTIONS, INC.

Date: March 1, 2011	By:	/s/ Sherman Henderson III
J. Sherman Henderson III
Chief Executive Officer